Subject to Completion Preliminary Term Sheet dated September 26, 2019
Filed Pursuant to Rule 433
Registration Statement No. 333-221336
(To Prospectus dated November 3, 2017,
Prospectus Supplement dated November 3, 2017 and
Product Supplement EQUITY INDICES ARN-2, dated November 3, 2017)

The notes are being issued by Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (“SEK”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES ARN-2 and “Risks Associated with the Notes” beginning on page S-6 of the prospectus supplement.
The initial estimated value of the notes as of the pricing date is expected to be between $9.43 and $9.73 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
By acquiring the notes, you acknowledge, agree to be bound by, and consent to the exercise of any Bail-In Power (as defined below) by the Swedish National Debt Office (the “Debt Office”), the Swedish resolution authority. All payments are subject to the exercise of any Bail-in Power by the relevant Swedish resolution authority. See “Consent to Bail-in Power” on page TS-3, “Risk Factors” on page TS-7 of this term sheet and “Risks Associated with the Notes” beginning on page S-6 of the prospectus supplement.
_________________________
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.20	$
Proceeds, before expenses, to SEK	$9.80	$
(1)
For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Merrill Lynch
October     , 2019

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
Summary
The Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December  , 2020 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any governmental agency of the United States, Sweden, or any other jurisdiction, nor are they obligations of the Kingdom of Sweden or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK and to the exercise of any Bail-in Power (as described herein) or any other resolution measure by any relevant Swedish resolution authority.  The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the EURO STOXX 50® Index (the “Index”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  Our internal funding rate may be lower than the rate we would pay when we issue conventional fixed or floating rate debt securities, in which case this difference in borrowing rates may reduce the economic terms of the notes to you. Additionally, the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined  by taking into consideration certain historical estimated values for similar notes issued by us through the use of our internal valuation methodology, including reference to our  pricing models, which incorporate market data provided by third parties. Our internal valuation methodology also takes into consideration our internal funding rate.  The initial estimated value of the notes we calculate on the pricing date will be set forth in the final term sheet made available to investors in the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.
Terms of the Notes		Redemption Amount Determination
Issuer:	Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (“SEK ”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit	<
Term:	Approximately 14 months
Market Measure:	The EURO STOXX 50® Index (Bloomberg symbol: "SX5E"), a price return index
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:
The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-16 of product supplement EQUITY INDICES ARN-2.

Participation Rate:	300%
Capped Value:	[$11.65 to $12.05] per unit of the notes, which represents a return of [16.5% to 20.5%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-12.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) .

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY INDICES ARN-2, dated November 3, 2017: https://www.sec.gov/Archives/edgar/data/352960/000104746917006767/a2233694z424b3.htm
■	Prospectus and prospectus supplement, each dated November 3, 2017: https://www.sec.gov/Archives/edgar/data/352960/000104746917006760/a2233548zf-3asr.htm
As a result of the completion of the reorganization of Bank of America’s U.S. broker-dealer business, references to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) in the accompanying product supplement EQUITY INDICES ARN-2, prospectus supplement and prospectus, as such references relate to MLPF&S’s institutional services, should be read as references to BofAS.
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S or BofAS by calling 1-800-294-1322.
Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to SEK.
Consent to Bail-in Power
By acquiring the notes, you acknowledge, agree to be bound by, and consent to the exercise of any Bail-In Power (as defined under "Description of the Notes—Agreement with Respect to the Exercise of Bail-in Power" in the prospectus supplement) by the Swedish National Debt Office. All payments are subject to the exercise of any Bail-in Power by the relevant Swedish resolution authority.
Under the Swedish Resolution Act 2016 (as amended, the “Resolution Act”), the Debt Office may exercise a Bail-in Power under certain conditions which include that authority determining that: (i) a relevant entity (such as SEK) is failing or is likely to fail; (ii) it is not reasonably likely that any action will be taken to avoid the entity’s failure (other than pursuant to the other stabilization powers under the Resolution Act); (iii) the exercise of the stabilization powers are necessary, taking into account certain public interest considerations such as the stability of the Swedish financial system, public confidence in the Swedish banking and resolution systems and the protection of depositors (also regulated by the Swedish Financial Supervisory Authority (the “SFSA”)); and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the Debt Office would assess these conditions in deciding whether to exercise any Bail-in Power. The Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the notes, including principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Accordingly, if any Bail-in Power is exercised you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the Debt Office may exercise its authority to implement the Bail-in Power without providing any advance notice to the holders of the notes.
This is only a summary. For more information, please see “Risk Factors” in this term sheet and “Description of the Notes—Recovery and Resolution Matters” and “Description of the Notes—Agreement with Respect to the Exercise of Bail-in Power,” beginning on pages S-31 and S-32, respectively, in the prospectus supplement.
Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
■
You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.
■
You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.
■
You accept that the return on the notes will be capped.
■
You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.
■
You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
■
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our  actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
■
You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
■
You are willing to consent to the exercise of any Bail-in Power by the relevant Swedish resolution authority.

■
You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
■
You seek principal protection or preservation of capital.
■
You seek an uncapped return on your investment.
■
You seek interest payments or other current income on your investment.
■
You want to receive dividends or other distributions paid on the stocks included in the Index.
■
You seek an investment for which there will be a liquid secondary market.
■
You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.
■
You are unwilling to consent to the exercise of any Bail-in Power by the relevant Swedish resolution authority.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
Hypothetical Payout Profile
The below graph is based on hypothetical numbers and values.
Accelerated Return Notes
This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $11.85 per unit (the midpoint of the Capped Value range of [$11.65 to $12.05]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index.
This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity
The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Participation Rate, Ending Value, Capped Value, and term of your investment.
The following table is based on a Starting Value of 100, the Participation Rate of 300% and a Capped Value of $11.85 per unit.  It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes.  The following examples do not take into account any tax consequences from investing in the notes.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$11.85(2)	18.50%
120.00	20.00%	$11.85	18.50%
130.00	30.00%	$11.85	18.50%
140.00	40.00%	$11.85	18.50%
150.00	50.00%	$11.85	18.50%
160.00	60.00%	$11.85	18.50%
(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.
For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit
Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 103.00
= $10.90 Redemption Amount per unit
Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.85 per unit
Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” section beginning on page PS-6 of product supplement EQUITY INDICES ARN-2 and “Risks Associated with the Notes” beginning on page S-6 of the prospectus supplement, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, which was filed with the SEC on February 25, 2019, and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
■	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

■
As described above under “Consent to Bail-In Power,” the Debt Office may exercise any Bail-in Power under the conditions described in such section of this term sheet. The Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the notes, including principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Accordingly,  if any Bail-in Power is exercised you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the Debt Office may exercise its authority to implement the Bail-in Power without providing any advance notice to the holders of the notes. By your acquisition of the notes, you acknowledge, agree to be bound by, and consent to the exercise of any Bail-in Power by the relevant resolution authority. The exercise of any Bail-in Power with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the notes). The trustee will not be liable for any action that the trustee takes, or abstains from taking, in accordance with the exercise of the Bail-in Power with respect to the notes. Your rights as a holder of the notes are subject to, and will be varied, if necessary, so as to give effect to the exercise of any Bail-in Power by the Debt Office. See “Consent to Bail-in Power” above and “Risks Associated with the Notes” beginning  on page S-6 of the prospectus supplement for more information.

■	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.
■
The initial estimated value of the notes is an estimate only, determined as of a particular point in time using an internal valuation methodology, including reference to our pricing models, which incorporate market data provided by third parties. Our internal valuation methodology and these pricing models consider certain assumptions and variables, including our internal funding rate on the pricing date, expectations on interest rates and volatility, and the expected term of the notes. Our internal valuation methodology and these pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value may also differ from the value we assign to the notes for financial reporting purposes at any given time.

■
The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Index, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-12. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value of the notes is an estimate only, determined as of a particular point in time. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS, or any of our respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time.  The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■
Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets. Specifically, the stocks included in the Index are issued by companies located within the Eurozone. Changes within the Eurozone could adversely affect the performance of the Index and, consequently, the value of the notes.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
■
Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets. Specifically, the stocks included in the Index are issued by companies located within the Eurozone. Changes within the Eurozone could adversely affect the performance of the Index and, consequently, the value of the notes.

■
The business, hedging and trading activities of BofAS and its affiliates (including trades in shares of companies included in the Index) and any hedging and trading activities BofAS or its affiliates engage in for their clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.

■	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
■
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■
While we, BofAS or our respective affiliates may from time to time own shares of companies included in the Index, we,  BofAS and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

■	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Material Summary Tax Consequences” below and “Material U.S. Federal Income Taxation Considerations” beginning on page PS-27 of product supplement EQUITY INDICES ARN-2.

In addition to these risk factors, it is important to bear in mind that the notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden.  The notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK.
Other Terms of the Notes
The following definition shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-2.
Market Measure Business Day
A “Market Measure Business Day” means a day on which:
(A) the Eurex (or any successor) is open for trading; and
(B) the Index or any successor thereto is calculated and published.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX” or “Index sponsor”).  STOXX, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of any discontinuance of the Index are discussed in the section entitled “Description of ARNs—Discontinuance of an Index” on page PS-17 of product supplement EQUITY INDICES ARN-2.  None of us, the calculation agent, BofAS or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.
The Index was created by STOXX, a joint venture between Deutsche Börse AG and SIX Group AG.  Publication of the Index began in February 1998, based on an initial Index level of 1,000 at December 31, 1991. On March 1, 2010, STOXX announced the removal of the “Dow Jones” prefix from all of its indices, including the Index.
Index Composition and Maintenance
The Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.

For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the Index are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list. The composition of the Index is reviewed annually, based on the closing stock data on the last trading day in August. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the Index are made to ensure that the Index includes the 50 market sector leaders from within the EURO STOXX® Index.
The Index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.
The free float factors for each component stock used to calculate the Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The Index is subject to a “fast exit rule.” The Index components are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the Index if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The Index is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer”(i.e., from 1 to 25) on this selection list.
The Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the Index composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.
Index Calculation
The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the Index value can be expressed as follows:
The “free float market capitalization of the Index” is equal to the sum of the product of the closing price, market capitalization, and free float factor for each component stock as of the time the Index is being calculated.
The Index is also subject to a divisor, which is adjusted to maintain the continuity of the Index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index.  STOXX does not guarantee the accuracy or the
Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
 completeness of the Index or any data included in the Index.  STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index.  STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable on the notes at maturity.
Since its inception, the Index has experienced significant fluctuations.  Any historical upward or downward trend in the level of the Index during any period shown below is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the notes.  The historical Index levels do not give an indication of future performance of the Index.
The following graph shows the daily historical performance of the Index in the period from January 1, 2009 through September 23, 2019.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On September 23, 2019, the closing level of the Index was 3,536.97.
Historical Performance of the Index

4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.
License Agreement
STOXX, SEK and Merrill Lynch International (“MLI”), an affiliate of Bank of America Corporation ,have entered into a non-exclusive license agreement providing for the license to SEK, in exchange for a fee paid by MLI or its affiliate, for the right to use the Index in connection with the issuance and marketing of securities, including the notes.
The license agreement between STOXX, SEK and MLI provides that the following language must be stated in this term sheet:
STOXX has no relationship to us, other than the licensing of the Index and the related trademarks for use in connection with the notes.  STOXX does not:
■	sponsor, endorse, sell, or promote the notes;
■	recommend that any person invest in the notes or any other securities;
■	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;
■	have any responsibility or liability for the administration, management, or marketing of the notes; or
■	consider the needs of the notes or the holders of the notes in determining, composing, or calculating the Index, or have any obligation to do so.
STOXX will not have any liability in connection with the notes.  Specifically:
■	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
■	the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the Index and the data included in the Index;
■	the accuracy or completeness of the Index and its data;
■	the merchantability and the fitness for a particular purpose or use of the Index and its data;
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Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
■	STOXX will have no liability for any errors, omissions, or interruptions in the Index or its data; and
■	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between STOXX,SEK and MLI is solely for the benefit of STOXX, SEK and MLI and its affiliates, and not for the benefit of the holders of the notes or any other third parties.
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to BofAS acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on the then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S BofAS or any of our respective affiliates will purchase your notes, at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations as mentioned above, and will include transaction costs. This price is expected to be higher than or lower than the initial estimated value of the notes, which is calculated by SEK using the internal valuation methodology described above, and not by BofAS.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding SEK or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by BofAS in its discretion and acting in good faith based upon information then available to BofAS:
●
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.
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Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we may borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security, in which case this difference in rates will reduce the economic terms of the notes to you. Additionally, the fees and charges associated with market-linked notes typically result in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit Principal Amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. The initial estimated value may also differ from the value we assign to the notes for financial reporting purposes at any given time.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
Material Summary Tax Consequences
The following summary qualifies and supplements, and to the extent inconsistent supersedes the discussion under the section entitled “Material U.S. Federal Income Taxation Considerations” beginning on page PS-27 of product supplement EQUITY INDICES ARN-2, which you should read carefully prior to investing in the notes.
An investment in the notes includes the following U.S. federal income tax consequences:
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

■
Under this characterization and tax treatment of the notes, a “U.S. holder” (as defined in product supplement EQUITY INDICES ARN-2) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity, and will not be required to recognize current income prior to maturity or prior to such sale or exchange.  Capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■
There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.  Accordingly, no assurance can be given that the IRS or any court will agree with this characterization and tax treatment.  Under alternative characterizations of the notes, it is possible, for example, that the notes could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options.  In addition, proposed changes in law or administrative guidance could materially affect the tax treatment of the notes.  As a result, the timing and character of income on the notes could differ materially from the above description.  For example, it is possible that a holder of the notes could be required to accrue income over the term of the notes and/or recognize ordinary gain or loss upon maturity of the notes.

■
Book/tax conformity rule. U.S. holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”).  The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described in product supplement EQUITY INDICES ARN-2. It is not entirely clear to what types of income the book/tax conformity rule applies.  However, recently released proposed regulations generally would exclude, among other items, original issue discount and market discount (in either case, whether or not de minimis) from the applicability of the book/tax conformity rule.  Although the proposed regulations generally will not be effective until taxable years beginning after the date on which they are issued in final form, taxpayers generally are permitted to elect to rely on their provisions currently.  Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

■
Dividend equivalent payments. We have determined that the notes are not Specified Notes and will not be treated as “section 871(m) transactions” (as defined in product supplement EQUITY INDICES ARN-2). Special rules apply if a note is subject to a “significant modification” (as defined for U.S. tax purposes), or if a non-U.S. holder enters into other transactions in connection with the notes.  In these cases, the notes may become section 871(m) transactions, and be subject to the withholding tax

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Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
■	described in product supplement EQUITY INDICES ARN-2. Prospective investors should contact their U.S. tax advisors regarding the potential application of Section 871(m) to the notes.
■
Pursuant to U.S. tax rules known as the Foreign Account Tax Compliance Act ("FATCA"), holders and beneficial owners of the notes may be required to provide to a financial institution in the chain of payments on the notes information and tax documentation regarding their identities, and in the case of  a holder that is an entity, the identities of their direct and indirect owners, and this information may be reported to relevant tax authorities, including the IRS. Moreover, starting at the earliest on the date that is two years after the date of publication in the United States Federal Register of final regulations defining the term “foreign passthru payment,” we, the paying agents, and other financial institutions through which payments are made, may be required to withhold U.S. tax at a 30% rate on "foreign passthru payments" paid to an investor who does not provide information sufficient for the institution to determine whether the investor is a U.S. person or should otherwise be treated as holding a "United States account" of the institution, or to an investor that is, or holds the notes directly or indirectly through, a non-U.S. financial institution that is not in compliance with FATCA. Under a grandfathering rule, this withholding tax will not apply unless the notes are issued or materially modified after the date that is six months after the date on which final United States Treasury Regulations defining the term "foreign passthru payment" are filed with the United States Federal Register. If U.S. withholding tax were to be deducted or withheld from payments on any series of notes as a result of a failure by an investor (or by an institution through which an investor holds the notes) to comply with FATCA, neither we nor any paying agent nor any other person would, pursuant to the terms of the notes, be required to pay additional amounts as a result of the deduction or withholding of such tax. These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country. Prospective investors should consult their own tax advisers about how FATCA may apply to their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

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Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due December , 2020
Where You Can Find More Information
 We  have filed a registration statement (including a prospectus supplement and a prospectus) and a product supplement with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we  have filed with the SEC, for more complete information about us  and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
"Accelerated Return Notes® " and "ARNs® " are registered service marks of Bank of America Corporation, the parent company of MLPF&S.
Accelerated Return Notes®	TS-14